SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                          FORM 10-SB/A
                         AMENDMENT NO. 2

          GENERAL FORM FOR REGISTRATION OF SECURITIES
                   OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of The Securities Exchange Act of 1934

                 DR. ABRAVANEL'S FORMULAS, INC.


          Nevada                                 95-4685068
  -----------------------            --------------------------------------
  (State of Incorporation)           (I.R.S. Employer Identification Number)

     124 South Hudson Avenue, Los Angeles, CA          90004
-------------------------------------------------------------------
       Address of (Issuer's principal Executive offices)     (Zip code)

Issuer's Telephone Number: (213) 933-0163

Securities to be registered under Section 12(b) of the Act:

     None                                              None
Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered

   Securities to be registered under Section 12(g) of the Act:

                         Par $.001 Common

ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The Company has never had any disagreements with its accountants.


ITEM EXHIBITS

Index to Exhibits

3(i)*    Articles of Incorporation, as amended

3(ii)*   By-Laws

10(i)* Technology Transfer Agreement and Agreement for Future Formulas dated April 28, 1998.

10(ii) Dr. Abravanel's Formula's Inc. Rule 701 Compensatory Benefit Plan, dated April 28, 1998

23       Consent of Auditor

27       Financial Data Schedule

* Filed as part of the Company's initial Form 10-SB General Registration Statement on December 10, 1998.

                            SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



DR. ABRAVANEL'S FORMULAS, INC

      (Registrant)



By: /s/Elliot Abravanel, M.D.
-----------------------------
Elliot Abravanel, M.D., President

Date: April 8, 1999